Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-144453 on Form S-3 and Registration Statement No. 333-143863 on Form S-8 of our report dated March 16, 2010 (November 9, 2010). As to the effects of retrospective adjustments associated with the application of Accounting Standards Codification (“ASC”) 805-10-25-13 which report expresses an unqualified opinion and includes an explanatory paragraph regarding retrospective adjustments related to the adoption of ASC 810-10-65-1, relating to the consolidated financial statements of StoneMor Partners L.P. and subsidiaries (the “Company”), and our report dated March 16, 2010, related to the effectiveness of the Company’s internal control over financial reporting for the year ended December 31, 2009, appearing in this Current Report on Form 8-K of StoneMor Partners, L.P. dated November 9, 2010.

/s/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
November 9, 2010